Exhibit 10.13

Qualys, Inc.
Non-Employee Director Compensation Program
(as amended on October 30, 2024)

Our Compensation and Talent Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. The committee’s practice is to engage a compensation consultant every year to conduct a full review and competitive analysis (using the same peer group used to analyze executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2024 in connection with input from Compensia, Inc. (“Compensia”), an independent compensation consultant.
Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins our board of directors, subject to continued service to us through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $250,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service to us through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan) of Qualys.
Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $35,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the non-employee Chair of the Board is entitled to an additional cash retainer of $50,000. The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer	Member Retainer
Audit and Risk Committee	$20,000	$10,000
Compensation and Talent Committee	15,000	7,500
Nominating and ESG Committee	10,000	5,000

Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All retainers in cash are paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter. If a director did not serve in the applicable capacity for the full quarter, retainers are pro-rated, unless otherwise approved by the board of directors.